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                                                                      EXHIBIT 12


        [BALLARD SPAHR ANDREWS & INGERSOLL, LLP LETTERHEAD APPEARS HERE]



                               September 10, 2001


AIM Investment Funds                                      AIM Series Trust
11 Greenway Plaza                                         11 Greenway Plaza
Suite 100                                                 Suite 100
Houston, TX 77046-1173                                    Houston, TX 77046-1173

      RE:   FEDERAL INCOME TAX CONSEQUENCES OF THE
            REORGANIZATION OF AIM GLOBAL CONSUMER PRODUCTS AND SERVICES FUND

Ladies and Gentlemen:

                  You have requested our opinion regarding certain United States federal income tax consequences in connection with the transfer of the property, assets and goodwill of Global Consumer Products and Services Portfolio ("Consumer Products Portfolio"), an investment portfolio of Global Investment Portfolios ("GIP"), a Delaware business trust, to AIM Global Consumer Products and Services Fund ("Consumer Products Fund"), an investment portfolio of AIM Investment Funds ("AIF"), a Delaware business trust, in exchange for all of the issued and outstanding shares of Consumer Products Portfolio held by Consumer Products Fund in complete liquidation of Consumer Products Portfolio, followed by the transfer of the property, assets and goodwill of Consumer Products Fund to AIM Global Trends Fund ("Global Trends"), an investment portfolio of AIM Series Trust ("AST"), a Delaware business trust, in exchange solely for shares of beneficial interest of Global Trends ("Global Trends Shares") issued by AST directly to Consumer Products Fund Shareholders, and Global Trends' assumption of Consumer Products Fund's liabilities, and the termination of Consumer Products Fund as a designated series of shares of AIF, all pursuant to the Agreement and Plan of Reorganization dated as of June 13, 2001 between AIF, AST, GIP and A I M Advisors, Inc., a Delaware corporation (the "Agreement") (the transaction in its entirety being hereinafter referred to as the "Reorganization"). Capitalized terms used in this letter without definition shall have the meanings given them in the Agreement.

                  For purposes of this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies of the Agreement, the exhibits attached thereto, the Registration Statement on Form N-14 filed by AST on May 11, 2001 with the Securities and Exchange Commission, and such other documents and instruments as we have deemed necessary or appropriate. In our


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examination of the foregoing materials, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. We have assumed that such documents reflect all the material facts relating to the Reorganization. In addition, we have assumed that the Reorganization will be consummated in accordance with the terms of such documents and that none of the material terms and conditions contained therein will have been waived or modified prior to the consummation of the Reorganization.

                  In rendering this opinion, we are relying upon the representations and warranties made by AIF and AST in the Agreement as well as on letters of representation of even date that we have received from the officers of GIP, AIF and AST, copies of which are attached as Exhibits A, B and C hereto. We have not been asked to, nor have we undertaken to, verify the accuracy of these and other representations made to us. In this regard, we have assumed that any representation made to the best of knowledge, "to the knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person making a representation has represented that such person either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have likewise assumed that there is in fact no such plan, intention, understanding, or agreement.

                  Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes:

                  1. In accordance with Section 731 of the Code, no gain or loss will be recognized by Consumer Products Portfolio or Consumer Products Fund upon the transfer of the assets of Consumer Products Portfolio to Consumer Products Fund in complete liquidation of Consumer Products Portfolio.

                  2. The basis of the assets received by Consumer Products Fund in complete liquidation of Consumer Products Portfolio will be determined in accordance with Section 732(b) of the Code.

                  3. In accordance with Section 735(b) of the Code, the holding period of the assets received by Consumer Products Fund in complete liquidation of Consumer Products Portfolio will include the holding period for such assets in the hands of Consumer Products Portfolio.

                  4. The transfer of the assets of Consumer Products Fund to Global Trends in exchange for the Global Trends Shares distributed directly to Consumer Products Fund Shareholders, as provided in the Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Code and each of Consumer Products Fund and Global Trends will be "a party to a reorganization" within the meaning of 368(b) of the Code.



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                  5. In accordance with Section 361(a) and Section 361(c)(1) of the Code, no gain or loss will be recognized by Consumer Products Fund on the transfer of its assets to Global Trends solely in exchange for Global Trends Class A shares, Global Trends Class B shares and Global Trends Class C shares or on the distribution of such Global Trends Class A shares, Global Trends Class B shares and Global Trends Class C shares to Consumer Products Fund Shareholders.

                  6. In accordance with Section 1032 of the Code, no gain or loss will be recognized by Global Trends upon the receipt of assets of Consumer Products Fund in exchange for Global Trends Class A shares, Global Trends Class B shares and Global Trends Class C shares issued directly to Consumer Products Fund Shareholders.

                  7. In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by Consumer Products Fund Shareholders on the receipt of Global Trends Class A shares, Global Trends Class B shares and Global Trends Class C shares in exchange for their Consumer Products Fund Shares.

                  8. In accordance with Section 362(b) of the Code, the basis to Global Trends of the assets of Consumer Products Fund transferred to it will be the same as the basis of such assets in the hands of Consumer Products Fund immediately prior to the Reorganization.

                  9. In accordance with Section 358(a) of the Code, the basis of a Consumer Products Fund Shareholder for Global Trends Class A shares, Global Trends Class B shares and Global Trends Class C shares received by such Consumer Products Fund Shareholder will be the same as his basis for Consumer Products Fund Shares exchanged therefor.

                  10. In accordance with Section 1223(1) of the Code, the holding period of a Consumer Products Fund Shareholder for Global Trends Class A shares, Global Trends Class B shares and Global Trends Class C shares will be determined by including said Consumer Products Fund Shareholder's holding period for Consumer Products Fund Shares exchanged therefor, provided that the shareholder held such Consumer Products Fund shares as a capital asset.

                  11. In accordance with Section 1223(2) of the Code, the holding period with respect to the assets of Consumer Products Fund transferred to Global Trends in the Reorganization will include the holding period for such assets in the hands of Consumer Products Fund.

                  We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except the Reorganization. We also note that certain Consumer Products Fund Shareholders may be subject to special rules because of their particular federal income tax status and that the tax consequences of the Reorganization to such



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Consumer Products Fund Shareholders may accordingly differ from the ones of general application that are described above. This opinion is intended to satisfy the mutual condition precedent to the Reorganization set forth in
Section 7.2(g) of the Agreement, is being furnished to you solely for that purpose, and may not be relied upon by any other person without our express written consent.

                  Our opinion is based upon the Code, Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date hereof. All such legal authorities are subject to change, either prospectively or retroactively. We are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof, even if such changes materially affect the tax consequences of the Reorganization that are set forth above.

                  If any of the facts, assumptions or representations on which our opinion is based is incorrect, we expect you to advise us so that we may consider the effect, if any, on our opinion.

                  Our opinion has no binding effect on the Internal Revenue Service or the courts of any jurisdiction. No assurance can accordingly be given that, if the matter were contested, a court would agree with the legal conclusions set forth above.

                               Sincerely,

                              /s/ BALLARD, SPAHR, ANDREWS & INGERSOLL, LLP